Exhibit 10.6

EXECUTION VERSION

SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (this “Agreement”) is made and entered into as of March 25, 2025 by and between AEVEX Aerospace, LLC, a Florida limited liability company (the “Company”), and Jeremy Watrous (the “Employee”).

WHEREAS, the Employee and the Company desire to, subject to the terms and conditions set forth herein, provide the Employee with certain severance benefits as described herein.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Severance Benefits.

(a) Death or Disability. In the event that the Employee’s employment with the Company or any of its Subsidiaries ends (the date of such termination of employment, the “Termination Date”) on account of the Employee’s death or Disability (as defined below), the Employee or the Employee’s estate, as the case may be, shall be entitled to the following: (i) any unpaid base salary through the Termination Date; (ii) any annual bonus earned but unpaid with respect to the fiscal year ending on or preceding the Termination Date; (iii) reimbursement for any unreimbursed business expenses incurred through the Termination Date in accordance with the Company’s reimbursement policies; and (iv) any accrued but unused vacation time in accordance with Company policy (collectively, the foregoing clauses (i)-(iv) shall be hereafter referred to as the “Accrued Benefits”), with such Accrued Benefits to be paid within thirty (30) days following the Termination Date, or such earlier date as may be required by applicable law.

(b) Termination for Cause or Without Good Reason. If the Employee’s employment is terminated (x) by the Company for Cause or (y) by the Employee without Good Reason, then the Company shall pay to the Employee the Accrued Benefits (other than the benefit described in clause (ii) of the definition of Accrued Benefits) within thirty (30) days following the Termination Date, or such earlier date as may be required by applicable law.

(c) Termination Without Cause or for Good Reason. If the Employee’s employment is terminated (x) by the Company other than for Cause or (y) by the Employee for Good Reason, then the Company shall pay or provide the Employee with (i) the Accrued Benefits and (ii) subject to the Employee’s continued compliance with the obligations in Section 3 hereof, an amount equal to twelve (12) months of the Employee’s base salary as in effect on the Termination Date which amount shall be payable pro rata over the twelve (12) month period following the Termination Date (such period, the “Severance Period”) in regular installments in accordance with the Company’s general payroll practices as in effect on the Termination Date, but in no event less frequently than monthly; provided, that to the extent that the payment of any amount hereunder constitutes “nonqualified deferred compensation” for purposes of Code Section 409A, any such payment scheduled to occur during the first sixty (60) days following the Termination Date shall not be paid until the first regularly scheduled pay period following the sixtieth (60th) day following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto.

(d) Code Section 280G. To the extent that any amount payable to the Employee hereunder, as well as any other “parachute payment,” as such term is defined under Section 280G of the Internal Revenue Code, payable to the Employee in connection with the Employee’s employment by the Company or any of its Affiliates, exceed the limitations of Section 280G of the Internal Revenue Code such that an excise tax will be imposed under Section 4999 of the Code, such parachute payments shall be reduced to the extent necessary to avoid application of the excise tax in the following order: (i) any cash severance based on a multiple of the Employee’s base salary or annual bonus, (ii) any other cash amounts payable to the Employee, (iii) benefits valued as parachute payments and (iv) acceleration of vesting of any equity awards.

(e) Other Obligations. Upon any termination of the Employee’s employment with the Company for any reason, the Employee shall be deemed to have automatically, and without any additional necessary action, resigned as an officer, manager, director or fiduciary of any Company-related entity. Employee shall execute any documentation requested by the Company to effect and/or memorialize any such resignation.

(f) Exclusive Remedy. The amounts payable to the Employee hereunder pursuant to this Section 1 shall be in full and complete satisfaction of the Employee’s rights under this Agreement and any other claims that the Employee may have in respect of the Employee’s employment with the Company, AEVEX or any of their respective Subsidiaries or Affiliates, and the Employee acknowledges that such amounts are fair and reasonable, and are the Employee’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of the Employee’s employment.

2. Release; No Mitigation. The parties agree that the provisions of Section 1 are fair and reasonable and that the payments, benefits and entitlements referred to in Section 1 are reasonable estimates of the damages which will be suffered by the Employee in the event of the termination of this Agreement and of his or her employment with the Company. As a condition to receiving any payment pursuant to Section 1(c)(ii), the Employee agrees to deliver, and not revoke, a full and final release in substantially the form attached as Exhibit A hereto (as such may be updated by the Company as necessary to account for any changes in applicable law). Such release shall be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following termination. In no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by the Employee as a result of employment by a subsequent employer.

3. Cooperation. During the Employee’s employment with any of AEVEX and its Subsidiaries and thereafter, the Employee shall reasonably cooperate with AEVEX and its Subsidiaries in any internal investigation or administrative, regulatory or judicial investigation or proceeding or any dispute with any third party as reasonably requested by AEVEX or its Subsidiaries (including the Employee being available to AEVEX and its Subsidiaries upon reasonable notice for interviews and factual investigations, appearing at any of AEVEX’s or its Subsidiaries’ request to give testimony without requiring service of a subpoena or other legal process, volunteering to AEVEX and its Subsidiaries all pertinent information and turning over to AEVEX and its Subsidiaries all relevant documents which are or may come into the Employee’s possession, all at times and on schedules that are reasonably consistent with the Employee’s other permitted activities and commitments).

4. Definitions. For purposes of this Agreement:

“AEVEX” means Athena Technology Solutions Holdings, LLC, a Delaware limited liability company and ultimate parent of the Company.

“Affiliate” means with respect to any specified Person any other Person directly or indirectly controlling or controlled by or under common control with, such specified Person, where “control” means the possession, directly or indirectly of the power to direct the management and policies of a Person, whether through the ownership of voting securities, contract or otherwise, and such “control” will be conclusively presumed if any Person owns ten percent (10%) or more of the voting capital stock or other equity securities, directly or indirectly, of any other Person.

“Board” means the board of managers of AEVEX.

“Cause” means the Employee’s (i) commission of, or indictment for, a felony or a crime involving moral turpitude, (ii) commission of an act or omission to act with respect to AEVEX or any of its Subsidiaries or any of their customers or suppliers involving material dishonesty, disloyalty or fraud, (iii) conduct that is significantly adverse to the reputation, results of operation or important business relationships of AEVEX or its Subsidiaries, (iv) repeated failure to perform duties as reasonably directed by the Board or the Employee’s direct supervisor (after written notice that such failure, if repeated, would constitute Cause hereunder), (v) gross negligence or willful misconduct with respect to AEVEX or any of its Subsidiaries that is injurious to the reputation, results of operation or important business relationships of AEVEX or its Subsidiaries, or (vi) material breach of this Agreement, any other agreement between the Employee and AEVEX or any of its Subsidiaries, and any material policy maintained by AEVEX or any of its Subsidiaries and applicable to Employee. Notwithstanding the foregoing, no termination for Cause pursuant to clauses (v) or (vi) of the preceding sentence shall be effective if the reason(s) giving rise to such termination for Cause are curable and if on or prior to the thirtieth (30th) day after written notice from the Company setting for the reasons for such termination, the Employee has cured such matters in all material respects.

“Confidential Information” means all confidential, proprietary or non public information, ideas, designs, concepts, algorithms, technology, formulations, techniques, methods, processes, plans, strategies, know how, materials, and documents, in any form or medium (including oral, written, tangible, intangible or electronic and whether or not identified as “confidential,” “proprietary,” or the like), relating to or concerning the past, current or future business, technologies, activities or operations of AEVEX and its Subsidiaries or third parties with which AEVEX or its Subsidiaries conducts business, including all Intellectual Property and all information relating to, constituting, or concerning (i) finances, investments, profits, pricing, costs, or accounting, (ii) proposals, plans, designs, specifications, models, products, services, sales, marketing, advertising or promotions, and (iii) personnel, compensation, recruiting, training, contractors, customers, suppliers, vendors, raw material sources, partners, collaborators, competitors, customers and/or clients (including customer or client identities) of AEVEX and its Subsidiaries or any third party. In addition to, and without limiting, the foregoing, “Confidential Information” shall also include all data and other information that AEVEX, any of its Subsidiaries or any of its customers, suppliers, or any third party with which AEVEX or such Subsidiary has conducted business has identified as “confidential,” “proprietary,” or the like. Confidential Information shall not include any information that Employee can demonstrate (A) has become publicly known through no wrongful act or breach of any obligation of confidentiality, or (B) was rightfully received by Employee on a non confidential basis from a third party (provided that such third party is not known to Employee to be bound by a confidentiality agreement with AEVEX or any of its Subsidiaries or another party).

“Disability” shall mean the inability of Employee to perform the essential functions of his regular duties and responsibilities, with or without reasonable accommodation, due to a medically determinable physical or mental illness which inability has lasted for a period of six (6) consecutive months. Any question as to the existence of Employee’s Disability as to which the Employee and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Employee and the Company.

“Good Reason” means the occurrence, without the Employee’s consent, of (i) a material and adverse diminution in the Employee’s duties or responsibilities with respect to the business of AEVEX and its Subsidiaries, (ii) a material reduction by the Company in the Employee’s base salary, other than in connection with a reduction of less than 10% that is applicable across-the-board to employees with the title Vice President and above, or (iii) a material relocation in the Employee’s principal work location more than twenty-five (25) miles from that in effect as of the date hereof. Notwithstanding the foregoing, a resignation for Good Reason shall not have occurred unless the Employee gives written notice to the Company of the occurrence of an event that constitutes Good Reason hereunder within sixty (60) days after the occurrence of such event, specifying in reasonable detail the circumstances constituting Good Reason, the Company has failed within thirty (30) days after receipt of such notice to cure the circumstances constituting Good Reason, and Employee actually terminates employment within fifteen (15) days following the expiration of such cure period.

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) trademarks, service marks, trade dress and logos, including all applications, registrations and renewals, and the goodwill connected with the use of and symbolized by the foregoing; (ii) copyrights, including all applications, registrations and renewals, and works of authorship, whether or not copyrightable; (iii) trade secrets and other confidential information (including technical data, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), know-how, processes, methods, data, ideas, research and development; (iv) inventions, patents and patent applications; (v) Internet domain name registrations; (vi) social media assets including usernames, keywords, tags, and other social media identifiers, along with all other account and profile information and all administrator rights for all social media sites; (vii) software; (viii) all other intellectual property and industrial property rights and assets; and (ix) all copies and tangible embodiments of any of the foregoing.

“Person” means any individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust or joint venture a joint venture or unincorporated organization.

“Sale of Holdings LLC” has the meaning set forth in that certain Amended and Restated Limited Liability Company Agreement, dated as of March 18, 2020, by and among AEVEX and the other parties thereto, as amended, modified and/or waived from time to time in accordance with its terms.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of membership, partnership or other similar ownership interest thereof or the power to elect or appoint a majority of the managers or governing body thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, and without limitation, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the sole, or a majority of the, managing director(s), managing member(s), manager(s), board of managers or general partner of such limited liability company, partnership, association or other business entity.

5. Equitable Relief and Other Remedies. The Employee acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and, in recognition of this fact, the Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages. In the event of a violation by the Employee of Section 3, any payments or benefits being paid or provided to the Employee pursuant to Section 1 of this Agreement or otherwise shall immediately cease, and any payments or benefits previously paid or provided to the Employee pursuant to Section 1 of this Agreement shall be immediately repaid to the Company.

6. Successors and Assigns. Except as otherwise provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (including by operation of law) without the prior written consent of the Employee and the Company; provided, that this Agreement and any of the rights, interests or obligations hereunder, may be assigned, in whole or in party, without consent, by the Company to any of its Affiliates or for collateral security purposes to any Persons providing financing to the Company or any of its Subsidiaries. Any purported assignment in violation of this Section 6 is void.

7. MUTUAL WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES HERETO, WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY AND/OR THE RELATIONSHIP ESTABLISHED AMONG THE PARTIES HEREUNDER. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

8. Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States or Canada registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee:

At the address (or to the email address) shown in the books and records of the Company.

If to the Company:

c/o Athena Technology Solutions Holdings, LLC

440 Stevens Ave., Suite 150

Solano Beach, California 92075

Attention: Brian Raduenz

Email: [***]

with a copy (which shall not constitute notice) to:

c/o Madison Dearborn Partners, LLC

70 W. Madison, Suite 4600

Chicago, Illinois 60606

Attention:   Matthew W. Norton

       Brandon Levitan

       Legal Department

Email:     [***]

       [***]

       [***]

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, Illinois 60654

Attention: Jon-Micheal A. Wheat, P.C.

Email:     [***]

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

9. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. No rule of strict construction shall be applied against any party. The use of the word “including” herein shall mean “including without limitation.” The headings and captions used in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any reference to the masculine, feminine or neuter gender shall be deemed to include any gender or all three as appropriate. Except as otherwise expressly provided in this Agreement, all interpretations made by the Board which interpretations shall be made in the Board’s reasonable good faith discretion, with regard to any question arising under this Agreement shall be binding and conclusive on the Employee and the Company.

10. Counterparts; Electronic Transmission. This Agreement and any amendment hereto and any instruments or agreements executed in connection herewith or pursuant hereto may be executed in two or more separate counterparts (including counterparts delivered by means of facsimile or electronic transmission in portable document format (pdf) or comparable electronic transmission), any one of which need not contain the signatures of more than one party, but each of which will be treated in all manner and respects as an original and all of which together shall constitute one and the same agreement binding on all the parties hereto. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, shall be disregarded in determining the party’s intent or the effectiveness of such signature. At the request of any party hereto or to any such amendment, agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such amendment, agreement or instrument shall raise the use of a facsimile machine or pdf electronic transmission or comparable electronic transmission to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or pdf or comparable electronic transmission as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

11. Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal law of the State of Delaware shall control the interpretation and construction of this Agreement, even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

12. Consent to Jurisdiction and Service of Process. Each of the parties hereto irrevocably submits to the non-exclusive jurisdiction of the United States District Court for the District of Delaware, for the purposes of any suit, action or other proceeding arising out of this agreement, any related agreement or any transaction contemplated hereby or thereby. Each of the parties hereto further agrees that service of any process, summons, notice or document by U.S. registered mail in accordance with Section 8 shall be effective service of process for any action, suit or proceeding with respect to any matters to which it has submitted to jurisdiction in this Section 12. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or other proceeding arising out of this Agreement or the transactions contemplated hereby in the United States District Court for the District of Delaware, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

13. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and the Employee, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including the Company’s or any of its Subsidiaries’ right to terminate the Employee for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

14. Entire Agreement. This Agreement and the agreements and documents expressly referred to herein embody the complete agreement and understanding among the parties hereto and supersede and preempt any prior understandings, agreements or representations by or among the parties hereto, written or oral, which may have related to the subject matter hereof in any way.

15. Representations. The Employee represents and warrants to the Company that (a) the Employee has the legal right to enter into this Agreement and to perform all of the obligations on the Employee’s part to be performed hereunder in accordance with its terms and (b) the Employee is not party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent the Employee from entering into this Agreement or performing all of the Employee’s duties and obligations hereunder.

16. Third-Party Beneficiaries. Certain provisions of this Agreement are entered into for the benefit of and shall be enforceable by the Company and its Subsidiaries as provided herein. The Employee acknowledges and agrees that each Subsidiary and Affiliate of the Company is an express third-party beneficiary of Section 3 of this Agreement and is entitled to enforce such sections of this Agreement against the Employee as though such Persons were a party to this Agreement, whether or not at the time of enforcement any such Person is still a Subsidiary or Affiliate of the Company; provided, that in connection with the sale of any such Person, the Company may unilaterally elect to revoke the third-party beneficiary status of such Person. As a material inducement to the Company to enter into this Agreement, at the written request of the Company made at any time or from time to time, the Employee shall acknowledge in writing the third-party beneficiary status of each Subsidiary and Affiliate of the Company as of the date hereof under this Section 16.

17. Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or holiday in the state in which the Company’s chief executive office is located, or in the State of Delaware, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday or holiday.

18. Certain Tax Matters.

(a) Withholding. The Company and its Affiliates may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation. In the event that the Company or any of its Affiliates fail to withhold any taxes required to be withheld by applicable law or regulation, the Employee agrees to indemnify the Company and its Affiliates for any amount paid with respect to any such taxes, together with any interest, penalty and/or expense related thereto.

(b) Code Section 409A.

(i) The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If the Employee notifies the Company (with specificity as to the reason therefor) that the Employee believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Employee to incur any additional tax or interest under Code Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company shall, after consulting with the Employee, reform such provision to attempt to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Employee and the Company of the applicable provision without violating the provisions of Code Section 409A. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Employee by Code Section 409A or damages for failing to comply with Code Section 409A.

(ii) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if the Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Employee, and (B) the date of the Employee’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 18(b)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Employee in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iii) To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Employee, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iv) For purposes of Code Section 409A, the Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(v) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

19. Section Headings; Inconsistency. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall govern and control.

20. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by or illegal or unenforceable under applicable law in any respect by a court of competent jurisdiction, such provision shall be ineffective only in such jurisdiction and to the extent of such prohibition, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement in such jurisdiction or any provisions of this Agreement in any other jurisdiction. The parties agree that a court of competent jurisdiction making a determination of the invalidity or unenforceability of any term or provision of this Agreement shall have the power to reduce the scope, duration or area of any such term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision in this Agreement with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

21. Termination. Notwithstanding anything to the contrary contained herein, this Agreement shall automatically terminate and be of no further force or effect upon the consummation of a Sale of Holdings LLC.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Severance Agreement as of the date first written above.

COMPANY

AEVEX AEROSPACE, LLC

By:	/s/ Brian Raduenz
Name: Brian Raduenz
Its: Chief Executive Officer

EMPLOYEE

By:	/s/ Jeremy Watrous
Jeremy Watrous

EXHIBIT A

GENERAL RELEASE

I, Jeremy Watrous, in consideration of and subject to the performance by AEVEX Aerospace, LLC, a Florida limited liability company (together with its Subsidiaries, the “Company”), of its obligations under the Severance Agreement, dated as of March 25 , 2025 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its respective Affiliates (including AEVEX and its Subsidiaries) and all present and former managers, directors, officers, employees, successors and assigns of the Company and its Affiliates (including AEVEX and its Subsidiaries) and direct or indirect owners (collectively, the “Released Parties”) to the extent provided below (this “General Release”). The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Capitalized terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

1. I understand that any payments or benefits paid or granted to me under Section 1 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive certain of the payments and benefits specified in Section 1 of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its Affiliates.

2. Except as provided in paragraphs 4, 5 and 6 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company or AEVEX or any of its subsidiaries, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the anti-retaliation provisions of the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3. I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4. I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967). Nothing in this General Release is intended as, or shall be deemed or operate as, a release by me of (i) any of my rights under this General Release; (ii) any vested benefits under any Company-sponsored benefit plans; (iii) any rights under COBRA or similar state law; (iv) any recovery to which I may be entitled pursuant to workers’ compensation and unemployment insurance laws; and (v) any rights or claims under federal, state, or local law that cannot, as a matter of law, be waived by private agreement.

5. I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding. Additionally, I am not waiving (i) any right to the Accrued Benefits or any severance benefits to which I am entitled under the Agreement, (ii) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s organizational documents or otherwise or (iii) my vested and accrued rights as an equity or security holder in the Company or its Affiliates, including under any contracts related thereto.

6. In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim of the type described in paragraph 2 above as of the execution of this General Release.

7. I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

8. I agree that if I violate this General Release by suing the Company or the other Released Parties as determined in a final judgment no longer subject to appeal, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees.

9. I agree that this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

10. Any non-disclosure confidentiality or non-disparagement provision in this General Release does not prohibit or restrict me (or my attorney) from responding truthfully and completely to any inquiry about this General Release or the Agreement, or their underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or any governmental entity.

11. I hereby acknowledge that the Agreement shall survive my execution of this General Release.

12. I represent that I am not aware of any claim by me other than the claims that are released by this General Release. I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.

Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

13. Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(i)	I HAVE READ IT CAREFULLY;

(ii)

I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(iii)	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(iv)	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(v)

I HAVE HAD AT LEAST [21/45] DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT, AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED [21/45]-DAY PERIOD;

(vi)	UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(vii)	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(viii)	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED:	/s/ Jeremy Watrous	DATED: 03/25/2025

A-4